Exhibit 99.1

NEWS RELEASE

Investor Contact: Teresa Gutierrez, Senior Vice President, Director of Investor Relations

920-491-7059

Media Contact:

Jennifer Kaminski, Vice President, Public Relations Manager

920-491-7576

Associated Banc-Corp Announces Redemption of All Outstanding
Depositary Shares Representing Interests in its 8.00% Perpetual
Preferred Stock, Series B

GREEN BAY, Wis. –– July 26, 2016 –– Associated Banc-Corp (NYSE: ASB) (“Associated”) today announced that it is calling for redemption on September 15, 2016 (the “Redemption Date”) of all of its outstanding depositary shares (NYSE: ASB PR B) representing a 1/40th interest in a share of Associated’s 8.00% Perpetual Preferred Stock, Series B (the “Depositary Shares”).  As of today, there are 2,356,137 Depositary Shares outstanding. The Depositary Shares will be redeemed at a redemption price of $25 per Depositary Share, plus an amount equal to any declared and unpaid dividends to the Redemption Date.

A notice of redemption and related materials will be mailed to holders of record of the Depositary Shares on July 26, 2016. The Depositary Shares are held through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC.  Payment to DTC will be made by Wells Fargo Bank, N.A., in accordance with the Deposit Agreement among Associated, Wells Fargo Bank, N.A. and the Holders from Time to Time of the Depositary Receipts Described Therein, dated as of September 14, 2011.  Questions related to the notice of redemption and related materials should be directed to Wells Fargo Bank, N.A., as Associated’s redemption agent (the “Redemption Agent”), at 1-800-468-9716.  The Redemption Agent’s address is Wells Fargo Shareowner Services, Attn: Corporate Actions Department, P.O. Box 64858, St. Paul, MN 55164-0858.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NYSE: ASB) has total assets of $29 billion and is one of the top 50 publicly traded U.S. bank holding companies. Headquartered in Green Bay, Wisconsin, Associated is a leading Midwest banking franchise, offering a full range of financial products and services from over 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

FORWARD LOOKING STATEMENTS

Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance.  Such forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “will”, “intend”, “outlook”, or similar expressions.  Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements.  Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the Company’s most recent Form 10-K and subsequent SEC filings.  Such factors are incorporated herein by reference.